Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE APPOINTS JOHN C. COREY CHIEF EXECUTIVE OFFICER
AND GEORGE E. STRICKLER CHIEF FINANCIAL OFFICER
• Previous CEO Gerald V. Pisani to remain with Stoneridge as vice chairman
WARREN, Ohio — January 10, 2006 — The Board of Directors of Stoneridge, Inc. (NYSE: SRI) today announced the appointment of John C. Corey, a veteran leader of the automotive supplier industry, as the Company’s new president and chief executive officer, effective on or about January 16, 2006. Corey, 58, has been a member of the Stoneridge Board of Directors since January 2004. He succeeds Gerald V. Pisani, 65, who will remain with the Company as vice chairman. Both Corey and Pisani will continue to serve on the Board.
The Board also announced today that George E. Strickler, 57, has been appointed to fill the open position of executive vice president and chief financial officer, effective January 11, 2006.
Corey previously was president and chief executive officer of Safety Components International, Inc., a leading low-cost supplier of airbags and components, with worldwide operations. He serves on the Board of Directors of the Original Equipment Suppliers Association.
Speaking on behalf of the entire Board, William M. Lasky, chairman of the Board’s Nominating and Corporate Governance Committee and the lead independent director, said, “John is an experienced industry leader who built strong customer and shareholder value as the CEO of Safety Components International. He is highly qualified to lead our management team. Both John and George will be based at the Company’s Warren, Ohio headquarters.”
D.M. Draime, chairman of Stoneridge, added, “John is the logical choice to take our Company to the next level of success and deliver strong and consistent results. He is a seasoned executive who knows our industry well. He has a proven track record of leadership, and as a member of our Board, he is intimately familiar with the Company’s markets, products and management.”
Draime continued, “The Board greatly appreciates Jerry Pisani’s long and dedicated service to Stoneridge. Jerry will continue to provide counsel to John and George.”
Corey said, “I am enthusiastic about this challenge and grateful for the confidence that the Board has placed in me. Stoneridge is a great company comprised of outstanding people, best-in-class products, and a strong and growing customer base. I intend to focus relentlessly on further strengthening our position in the automotive and commercial vehicle markets in order to provide extraordinary value to our customers. I am confident that we will improve performance and deliver strong, consistent results for our shareholders.”
Strickler formerly was with Republic Engineered Products, Inc., where he served as executive vice president and chief financial officer since February 2004. Republic is North America’s leading supplier of special bar quality steel, a highly engineered product used in axles, drive shafts, suspension rods and other critical components of automobiles, off-highway vehicles and industrial equipment. Before joining Republic, Strickler was BorgWarner Inc.’s executive vice president and chief financial officer for nearly three years. BorgWarner is a tier-one technology-driven manufacturer of power train components and integrated systems for major manufacturers worldwide. In addition, Strickler was employed at Akron-based Goodyear Tire & Rubber Co. for 30 years where he held finance and treasury positions culminating as vice president of finance. He is a certified public accountant and he holds a bachelor of science degree in accounting from Penn State University and an MBA in finance from the University of Akron.
Lasky added, “After a comprehensive search for a new CFO, we are delighted to have George become part of our senior management team. George has solid experience with some outstanding companies that also serve the automotive and commercial vehicle markets. He brings us not only his broad financial and industry expertise, but also management skills that complement our staff.”
Strickler stated, “Stoneridge has a strong financial structure and outstanding potential. I look forward to being part of the management team and helping the Company take further advantage of its global opportunities.”
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at http://www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
(330) 856-2443
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SOLICITORS, 35374, 97004, 101193484.2, January 2006 8-K